Exhibit 10.4

Realco, Inc.

                                  1 April, 2002


Mr. James A. Coryea II
17215 6th Avenue North
Plymouth, MN 55447

Re:      TERMS OF EMPLOYMENT

Dear Jim:

I am pleased and excited to inform you that Realco Inc. (the "Company") has decided to extend to you this fifteen (15) month offer of employment with the understanding that you will continue to initially spend one-half of your time devoted to your duties at Urometrics, Inc. This letter sets forth the terms of the offer which, if you accept, will govern your employment.

You will be employed as Chief Financial Officer and will report to me as President and Chief Executive Officer. Your first day of employment will be on April 15, 2002. Your responsibilities will be as directed by the Company from time to time but will include principally serving as chief accounting and financial officer of the Company and its wholly-owned subsidiaries with a smaller portion of your time to be allocated to supporting corporate development and other organizational needs.

Your compensation will be a base salary at the annualized rate of $120,000 per year assuming a 45 work week, paid in accordance with the Company's payroll practices and subject to applicable withholdings, plus a discretionary performance bonus and percentage based incentive compensation as follows:

     o Percentage Incentive Compensation - percentage of all gross fees received by the Company or its subsidiaries on each deal in which you are actively engaged, such amount which will be determined by me on a case-by-case basis and may range from 2.5% to 10% of such gross fees, depending on various factors, including but not limited to, the amount of time and effort contributed, source of deal, and other relevant parameters to be paid in accordance with Company compensation practices; and

     o Discretionary Performance Bonus - a discretionary performance bonus payable after the end of each fiscal year of the Company depending upon both the Company's overall success and your individual achievement of goals and objectives.

The Company will also provide you with a suitable laptop computer, palm pilot and other resources as appropriate. The Company will reimburse you for such other business expenses as we may mutually agree from time to time.


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In addition to the above compensation, the Company will provide you with three
(3) weeks of paid vacation and one (1) week of personal or sick leave; participation in the health and retirement benefit plans generally offered by the Company to its employees, including health and disability insurance, 401(k) and other benefits, which plans may be amended or terminated from time to time; and, on your initial date of employment and every subsequent twelve (12) month period thereafter, an option pursuant to and consistent with the stock option plan then in effect at the Company to purchase 25,000 shares of common stock in the Company at a per share price and vesting pursuant to the terms and consistent with the requirements of the Company's stock option plan requirements then in effect.

Our employment relationship will be terminable at will, which means that either you or the Company may terminate your employment at any time and for any reason or for no reason; provided, however, that if your employment is terminated by the Company without cause (where "cause" is defined as gross misconduct on your part which is injurious to the Company or the failure or inability of you to perform the duties connected with your employment and any fraud, theft or embezzlement by you of the Company's assets, or any other unlawful or criminal act) in connection with an event other than a Change of Control (as such term is defined below) prior to end of the term of your employment, the Company agrees to pay you as severance, and as your sole and exclusive remedy, four (4) months of annualized base salary after such termination - such payments to be made in accordance with customary Company payroll practices and subject to applicable withholdings. If your employment is terminated as a result of a "Change of Control" (where "Change of Control" is deemed to have taken place if, as a result of a tender offer, exchange offer, merger, consolidation, sale of assets or contested election of any combination thereof, the persons who were directors of the Company immediately before such change of control shall cease to constitute a majority of the Board of Directors of the Company or of any parent or successor to the Company), then the Company agrees to pay you as severance, and as your sole and exclusive remedy, twelve (12) months of annualized base salary after such termination - such payments to be made in accordance with customary Company payroll practices and subject to applicable withholdings. Both the Company and you acknowledge and agree that your terms of employment will automatically renew at the end of this term unless either party provides ninety
(90) days prior written notice of its or his intention not to renew or if the parties otherwise agree to amend in writing by mutual agreement the terms of employment at least ninety (90) days prior to the end of the term.

In order to minimize the potentially high costs incurred by all parties involved in employment disputes, any controversy arising out of or relating to your employment with the Company or the cessation of your employment with the Company, including without limitation, any claim by you against the Company


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or any of its affiliates, directors, officers or employees under federal, state or local statutory or common law, and any dispute over the scope of this paragraph, shall be resolved solely by binding arbitration in Minneapolis, Minnesota. The arbitration will be conducted in accordance with the presently prevailing commercial dispute resolution rules of the American Arbitration Association (the "AAA") subject to the provisions of this letter. You and the Company agree to keep confidential from third parties (other than the arbitrator and the AAA) the existence of any dispute, unless otherwise required by law. A judgment on the arbitrator's decision shall be final and may be entered in any court having jurisdiction. The arbitration procedure shall be in lieu of any and all actions in law or equity.

In the event a dispute does arise, this letter, including the validity interpretation, construction and performance of, and arbitration required by, this letter, shall be governed by and construed in accordance with the substantive laws of the State of Minnesota.

You hereby represent to the Company that you are under no obligation or agreement that would prevent you from becoming an employee of the Company or adversely impact your ability to perform the expected services.

Upon your acceptance, this letter will contain the entire agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). The terms of your employment may in the future be amended, but only by a writing, which is signed by both you and, on behalf of the Company, by a duly authorized officer.

If these terms are agreeable to you, please sign and date this letter in the appropriate space and return it to me prior to April 8, 2002. I sincerely hope you accept this offer and look forward to your coming on board.

Sincerely,

REALCO INC.

/s/ Edward S. Adams

Edward S. Adams
President and CEO

Accepted and Agreed to as of        April 8          , 2002
                             ------------------------

         /s/ James A. Coryea, II
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         James A. Coryea, II